As filed with the Securities and Exchange Commission on October 2, 2026

Registration No. 333-297793

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1 to

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LINKAGE GLOBAL INC

傳丞環球股份有限公司

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	5961	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2-23-3 Minami-Ikebukuro, Toshima-ku
Tokyo, Japan 171-0022
+03-5927-9261
(Address and telephone number of registrant’s principal executive offices)

Linkage Global U.S. Inc.

31 Hudson Yards, Office 14

New York, NY 10001

(347) 770-0566
(Name, address, and telephone number of agent for service)

Copies to:

Henry Yin, Esq. Benjamin Yao, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central, Hong Kong SAR (852) 3923-1111	Hermione Krumm, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 2, 2026

Up to 217,392 Class A Ordinary Shares

Linkage Global Inc

傳丞環球股份有限公司

This prospectus relates to the resale from time to time of up to an aggregate of 217,392 Class A ordinary shares of Linkage Global Inc, a Cayman Islands exempted company (the “Company”), par value of $0.0575 per share (“Class A Ordinary Shares”), or the Resale Shares, by the selling shareholders identified in this prospectus under “Selling Shareholders” (the “Selling Shareholders”).

We will not receive any of the proceeds from the sale of the Resale Shares by the Selling Shareholders. The Selling Shareholders may sell all or a portion of the Resale Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The names of any underwriters may be stated in the applicable prospectus supplement, if any such prospectus supplement is prepared. If the Resale Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Resale Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Shareholders may sell any, all or none of the Class A Ordinary Shares offered by this prospectus, and we do not know when or in what amount the Selling Shareholders may sell their Class A Ordinary Shares hereunder following the effective date of this registration statement. For additional information on the methods of sale that may be used by the Selling Shareholders, see “Plan of Distribution” beginning on page 29 of this prospectus.

We will bear all costs, expenses and fees in connection with the registration of the Resale Shares offered hereby.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “UZX.” On October 1, 2026, the last reported sale price of our Class A Ordinary Shares on the Nasdaq Capital Market was $1.33 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, any related free writing prospectus and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

We are a holding company incorporated in the Cayman Islands as an exempted company with no operations of our own. We conduct our operations through our Operating Entities in Japan, Hong Kong, United States, and mainland China. The Class A Ordinary Shares are shares of the Cayman Islands holding company instead of shares of the Operating Entities in Japan, Hong Kong, United States, and mainland China. Holders of our Class A Ordinary Shares do not directly own any equity interests in our subsidiaries, including the equity interests in our principal subsidiaries based in Japan, Hong Kong, United States, and mainland China, but instead own shares of a Cayman Islands holding company.

The PRC subsidiaries and the Hong Kong subsidiaries are subject to certain legal and operational risks associated with the business operations in mainland China and Hong Kong. PRC laws and regulations governing the current business operations of the PRC subsidiaries are sometimes vague and uncertain, and as a result, these risks may result in material changes in the operations of the PRC subsidiaries, significant depreciation of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, neither we nor the PRC subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. The Cybersecurity Review Measures became effective on February 15, 2022, which provide that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. In the course of the PRC subsidiaries’ operations, the data collected is mainly the mailing addresses used by the Customers (which term refers to both enterprises and individual cross-border e-commerce sellers). Such data will be transmitted to an enterprise resource planning system in the PRC for use in subsequent shipments. Consequently, our PRC counsel, AllBright Law Offices (Fuzhou) (“AllBright”), has advised that such practice may be interpreted as meaning that the PRC subsidiaries use the Internet to carry out data processing activities in the PRC, and thus, the PRC subsidiaries may be subject to cybersecurity review, and during the pendency of such review, in order to prevent certain risks, including risks that activities may endanger critical information infrastructure security and national data security and disclosure of personal information, the PRC subsidiaries may be required to take technical measures and other necessary measures, such as ceasing transmission and deletion of data or information, suspension of new user registration to prevent and mitigate risks in accordance with the requirements of the cybersecurity review. Cybersecurity review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations. In addition, on July 7, 2022, the Cyberspace Administration of China (“CAC”) issued the Measures for the Security Assessment of Cross-border Transfer of Data, which stipulates that data processors who provide overseas the important data collected and generated during operations within the PRC and personal information that shall be subject to security assessment shall conduct a security assessment. As of the date of this prospectus, the PRC subsidiaries have not carried out the activities of providing personal information outside the territory of the PRC. According to our PRC legal counsel, AllBright, we and the PRC subsidiaries are compliant with the Personal Information Protection Law of the PRC (the “PIPL”) and, the PRC subsidiaries have not provided critical data and personal information outside the territory of the PRC, as of the date of this prospectus. The data collected in the course of the PRC subsidiaries’ operations is mainly the mailing addresses used by the Customers. Such data is stored within the territory of the PRC. Based on the foregoing analysis, our PRC legal counsel is of the view that we and the PRC subsidiaries are in compliance with the existing PRC laws and regulations on cybersecurity, data security and personal data protection in all material aspects, and we believe that we are in compliance with the regulations and policies that have been issued by the CAC as of the date of this prospectus. Nevertheless, there remains substantial uncertainties about the interpretation and implementation of Measures for the Security Assessment of Cross-border Transfer of Data, and it is unclear whether the PRC subsidiaries shall require a security assessment. If it is determined in the future that the PRC subsidiaries are required such security assessment, it is uncertain whether they can or how long it will take them to complete such security assessment or rectification. See “Risk Factors-Risks Relating to Doing Business in mainland China-Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the PRC subsidiaries’ business and our future offerings” in our most recent annual report on Form 20-F for the fiscal year ended September 30, 2025 filed on January 30, 2026, which is incorporated by reference into this prospectus (the “2025 Annual Report”).

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and relevant five guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedures with the CSRC and report relevant information. At a press conference held for these new regulations, officials from the CSRC clarified that the domestic companies that have already been listed overseas on or before the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) shall be deemed as existing issuers, or the Existing Issuers. Existing Issuers are not required to complete the filling procedures immediately, and they shall be required to file with the CSRC when subsequent matters such as refinancing are involved. Further, according to the officials from the CSRC, domestic companies that have obtained approval from overseas regulatory authorities or securities exchanges for their indirect overseas offering and listing prior to the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) but have not yet completed their indirect overseas issuance and listing, are granted a six-month transition period from March 31, 2023. Those who complete their overseas offering and listing within such six months are deemed as Existing Issuers. Within such six-month transition period, however, if such domestic companies need to reapply for offering and listing procedures to the overseas regulatory authority or securities exchanges, or if they fail to complete their indirect overseas issuance and listing, such domestic companies shall complete the filling procedures with the CSRC. Under the Overseas Listing Trial Measures, direct overseas offering and listing by domestic companies refers to such overseas offering and listing by a joint-stock company incorporated domestically. Indirect overseas offering and listing by domestic companies refers to such overseas offering and listing by a company in the name of an overseas incorporated entity, whereas the company’s major business operations are located domestically and such offering and listing is based on the underlying equity, assets, earnings or other similar rights of a domestic company. Any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. If a PRC domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such PRC domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. Our PRC legal counsel, AllBright, has advised us, based on its understanding of the current PRC law, rules, and regulations currently in effect, that we are not required to complete the filing procedures with the CSRC for our continued offerings, given that (i) we are not a China domestic company; and (ii) any follow-on offering by us would not be determined to be an indirect overseas offering, because the operating revenue, total profit, total assets, or net assets, as documented in our audited consolidated financial statements for the most recent fiscal year ended September 30, 2024, accounted for by the PRC subsidiaries are all under 50%.

According to our PRC counsel AllBright, no relevant laws or regulations in the PRC explicitly require us to seek approval from the CSRC for our future offerings and continued listing on The Nasdaq Stock Market LLC, but recent statements by the Chinese government have indicated an intent to impose more oversight and control over offerings conducted overseas and/or foreign investment in China-based issuers. As of the date of this prospectus, we and the PRC subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on an U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us, or our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. If we do not receive or maintain the approval, or inadvertently conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The same legal and operational risks associated with operations in mainland China also apply to operations in Hong Kong. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”) was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy). However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. Due to the uncertainty of the PRC legal system and changes in laws, regulations, or policies, the Basic Law may be revised in the future, and thus, we may face the same legal and operational risks associated with operating in the PRC. If there is a significant change to current political arrangements between mainland China and Hong Kong, or if the applicable laws, regulations, or interpretations change, the Hong Kong subsidiaries may become subject to PRC laws or authorities. As a result, the Hong Kong subsidiaries could incur material costs to ensure compliance, be subject to fines, experience devaluation of securities or delisting, no longer conduct offerings to foreign investors, and no longer be permitted to continue their current business operations. See “Risk Factors-Risks Relating to Doing Business in Hong Kong-There are some political risks associated with conducting business in Hong Kong” and “Risk Factors-Risks Relating to Doing Business in Hong Kong-The enforcement of laws and rules and regulations in China can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of those that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in the Hong Kong subsidiaries’ operations and/or the value of our securities” in the 2025 Annual Report. The main legislation in Hong Kong concerning data security is the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong) (the “PDPO”), which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. As of the date of this prospectus, we and each of the Hong Kong subsidiaries have complied with the laws and requirements in respect of data security in Hong Kong. However, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us or the Hong Kong subsidiaries to consequences, including government enforcement actions and investigations, fines, penalties, and suspension or disruption of the Hong Kong subsidiaries’ operations. In addition, the Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. As of the date of this prospectus, we and the Hong Kong subsidiaries have complied with all three areas of anti-competition laws and requirements in Hong Kong. Neither the data security nor antimonopoly laws and regulations in Hong Kong restrict our ability to accept foreign investment or impose limitations on our ability to continue listing on any U.S. stock exchange. See “Risk Factors - Risks Relating to Doing Business in Hong Kong - Some of our subsidiaries are subject to various evolving Hong Kong laws and regulations regarding data security or antimonopoly, which could subject them to government enforcement actions and investigations, fines, penalties, and suspension or disruption of their operations” in the 2025 Annual Report.

In addition, our Class A Ordinary Shares may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act, or the “HFCA Act,” if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for two consecutive years. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China or in Hong Kong, a Special Administration Region of the PRC, because of positions taken by PRC authorities in those jurisdictions. Our auditor of the Company’s financial statements for the fiscal year ended September 30, 2025 and 2024, HTL International, LLC (“HTL”), is headquartered in Houston, Texas. HTL is subject to PCAOB inspections on a regular basis. Our auditor of the Company’s financial statements for the fiscal year ended September 30, 2023, TPS Thayer, LLC (“TPS”), is headquartered in Sugar Land, Texas, and has been inspected by the PCAOB on a regular basis, with the last inspection in September 2022. The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021, which determinations were vacated on December 15, 2022. If trading in our Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares and trading in our Class A Ordinary Shares could be prohibited. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCAA and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”) governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Our auditor, HTL International, LLC, is located at 12 Greenway Plaza, Suite 1100, Houston, TX 77046, is registered with the PCAOB, and is scheduled to undergo its first PCAOB inspection in 2026..  See “Risk Factors - Risks Relating to Doing Business in Mainland China - Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our ability to continue being listed on Nasdaq” in the 2025 Annual Report.

We have established controls and procedures for cash flows within our organization based on internal cash management policies established by our finance department, discussed, considered, and reviewed by the relevant departments in the Company, and approved by the Chairman of our Board of Directors. Specifically, our finance department supervises cash management, following the instructions of our management. Our finance department is responsible for establishing our cash operation plan and coordinating cash management matters among our subsidiaries and departments. Each subsidiary and department initiates a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submitting it to our finance department. The finance department reviews the cash demand plan and prepares a summary for the management of the Company. Management examines and approves the allocation of cash based on the sources of cash and the priorities of the needs. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred.

As a holding company, we are dependent on receipt of funds from our principal subsidiaries in Hong Kong and Japan. There are currently no restrictions on foreign exchange and our ability to transfer cash among our Cayman Islands holding company and our principal subsidiaries in Hong Kong and Japan. As a Cayman Islands holding company, the Company will be able to pay dividends and make other distributions to its shareholders, including investors of the Class A Ordinary Shares, provided that it (i) has either sufficient profits or retained profits, when the dividend is to be declared and paid from profits, or sufficient share premium, and satisfies the solvency test as defined under the Companies Act, when the dividend is to be paid from share premium, and (ii) complies with the provisions in our memorandum and articles of association then in effect. However, as the PRC government imposes control over currency conversion, it has the authority to conduct exchange transfer reviews, which may impose certain limitations on our ability to transfer cash among the Company, its subsidiaries, and its investors. See “- Dividends or Distributions Made to the Company and U.S. Investors and Tax Consequences,” “Item 3. Key Information-D. Risk Factors - Risks Relating to Doing Business in mainland China - PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or the PRC subsidiaries to liability or penalties, limit our ability to inject capital into the PRC subsidiaries, limit the PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us,” “Item 3. Key Information-D. Risk Factors - Risks Relating to Doing Business in mainland China - PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business,” and “Item 3. Key Information-D. Risk Factors - Risks Relating to Doing Business in mainland China - Governmental control of currency conversion may affect the value of your investment and our payment of dividends” in the 2025 Annual Report. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (“SAFE”) as long as certain procedural requirements are met. However, approval from appropriate government authorities is required if RMB is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into, and out of Hong Kong (including funds from Hong Kong to mainland China), except for the transfer of funds involving money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions or limitations in the future. There is no assurance that the PRC government will not intervene in or impose restrictions on our ability to transfer cash or assets. To the extent cash or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets. For details, see “Item 3. Key Information-D. Risk Factors - Risks Relating to Doing Business in mainland China - PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business” and “Item 3. Key Information-D. Risk Factors - Risks Relating to Doing Business in mainland China-To the extent cash or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets” in the 2025 Annual Report.

As of the date of this prospectus, none of subsidiaries has made any dividends or distributions to the Company and the Company has not made any dividends or distributions to its shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the passive foreign investment company (“PFIC”) rules, the gross amount of distributions we make to investors with respect to our Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Under the laws of the Cayman Islands, a Cayman Islands company may pay a dividend on its shares out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business.

If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we are dependent on receipt of funds from our principal subsidiaries in Hong Kong and Japan. There are currently no restrictions on foreign exchange and our ability to transfer cash among our Cayman Islands holding company and our principal subsidiaries in Hong Kong and Japan. As a Cayman Islands holding company, the Company will be able to pay dividends and make other distributions to its shareholders, including investors of the Class A Ordinary Shares, provided that it (i) has either sufficient profits or retained profits, when the dividend is to be declared and paid from profits, or sufficient share premium, and satisfies the solvency test as defined under the Companies Act, when the dividend is to be paid from share premium, and (ii) complies with the provisions in our memorandum and articles of association then in effect. However, as the PRC government imposes control over currency conversion, it has the authority to conduct exchange transfer reviews, which may impose certain limitations on our ability to transfer cash among the Company, its subsidiaries, and its investors, primarily reflected in the following aspects: (i) we are restricted from injecting capital or providing loans to the PRC subsidiaries, which may adversely affect the operations of the PRC subsidiaries; (ii) the PRC subsidiaries may be restricted from paying dividends to us; and (iii) if we are unable to obtain dividends from the PRC subsidiaries, it may adversely impact our dividends distribution to investors. See “Item 3. Key Information-D. Risk Factors - Summary of Risk Factors,” “Item 3. Key Information-D. Risk Factors - Risks Relating to Doing Business in mainland China - PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or the PRC subsidiaries to liability or penalties, limit our ability to inject capital into the PRC subsidiaries, limit the PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us,” “Item 3. Key Information-D. Risk Factors - Risks Relating to Doing Business in mainland China - PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business,” and “Item 3. Key Information-D. Risk Factors - Risks Relating to Doing Business in mainland China - Governmental control of currency conversion may affect the value of your investment and our payment of dividends” in the 2025 Annual Report.

The PRC subsidiaries are subject to restrictions and limitations on their ability to distribute earnings from their businesses to us and U.S. investors. Current PRC regulations permit the PRC subsidiaries to pay dividends to Linkage Holding only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or “SAFE Circular 3,” issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. Furthermore, if the PRC subsidiaries incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or the PRC subsidiaries are unable to receive all of the revenue from their operations, we may be unable to pay dividends on our Class A Ordinary Shares.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. Linkage Holding may be considered a non-resident enterprise for tax purposes, so that any dividends the PRC subsidiaries pay to Linkage Holding may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Item 10. Additional Information-E. Taxation-People’s Republic of China Enterprise Taxation” in the 2025 Annual Report.

As a holding company, we may rely on dividends and other distributions on equity paid by our subsidiaries, including those based in mainland China, for our cash and financing requirements. If any of the PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Double Tax Avoidance Arrangement”), the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Tax Avoidance Arrangement with respect to any dividends paid by Linkage Network to its immediate holding company, Linkage Holding. As of the date of this annual report, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Linkage Holding intends to apply for the tax resident certificate if and when Linkage Network plans to declare and pay dividends to Linkage Holding. To the extent cash or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets. See “Item 3. Key Information-D. Risk Factors - Risks Relating to Doing Business in mainland China - There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of the PRC subsidiaries, and dividends payable by the PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits” and “Item 3. Key Information-D. Risk Factors - Risks Relating to Doing Business in mainland China - To the extent cash or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets” in the 2025 Annual Report.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2026.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with different information. Neither we nor the selling shareholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F–3 that we filed with the Securities and Exchange Commission (the “SEC”). The Selling Shareholders may, from time to time, sell the Resale Shares offered by them described in this prospectus, as described under Plan of Distribution. We will not receive any proceeds from the sale by the Selling Shareholders of the Resale Shares offered by them described in this prospectus. Information about the Selling Shareholders may change over time. When the Selling Shareholders sell the Resale Shares under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. Before purchasing any Resale Shares, you should carefully read both this prospectus and the accompanying prospectus supplement, if any (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information and “Incorporation of Certain Information by Reference.”

Neither we nor the Selling Shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Shareholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement to add information to, or update or change information contained in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Before you invest in any securities offered by this prospectus, you should read this prospectus, any applicable prospectus supplements and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

GLOSSARY OF DEFINED TERMS

In this prospectus, unless the context otherwise requires, references to:

●	“authorized agent” are to a designated agent for the media, who is responsible for identifying and procuring merchants to purchase ad inventory from the media, facilitating the transaction process, and assisting ad deployment;

●	“China” or the “PRC” are to the People’s Republic of China, including the special administrative regions of Hong Kong and Macau and excluding Taiwan for the purposes of this prospectus only. The same legal and operational risks associated with operations in mainland China also apply to operations in Hong Kong;

●	“Chuancheng Digital” are to Fujian Chuancheng Digital Technology Limited (福建传丞数字科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Linkage Network;

●	“Chuancheng Internet” are to Fujian Chuancheng Internet Technology Limited (福建传丞互联网科技有限公司, formerly known as 福建海狮跨境教育科技有限公司 and 福建传丞跨境教育科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Chuancheng Digital;

●	“Class A Ordinary Shares” are to the Class A ordinary shares of Linkage Cayman, par value $0.0575 per share;

●	“Class B Ordinary Shares” are to the Class B ordinary shares of Linkage Cayman, par value $0.0575 per share;

●	“Customers” are to cross-border e-commerce sellers (both enterprises and individuals) that purchase products, e-commerce operation training and software support services;

●	“EXTEND” are to EXTEND CO., LTD, a Japanese corporation, which is wholly owned by Linkage Cayman;

●	“HKD” or “HK$” are to the legal currency of Hong Kong;

●	“Honeybee product shelving software” are to software application owned by Chuancheng Internet that helps cross-border e-commerce sellers manage and optimize their product listings on their e-commerce websites;

●	“Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“Internet traffic dividend” are to the rapid growth in the number of users and economic value resulting from the widespread of internet applications;

●	“Japanese yen” or “JPY” are to the legal currency of Japan;

●	“KOLs” are to individuals who have significant influence over online shoppers and their purchasing decisions;

●	“Linkage Cayman” are to Linkage Global Inc, a Cayman Islands exempted company;

●	“Linkage Electronic” are to Linkage Electronic Commerce Limited, a Hong Kong corporation and wholly owned subsidiary of Linkage Holding;

●	“Linkage ERP System” are to the Operating Entities’ enterprise resource planning owned by Chuancheng Digital, which is committed to providing cross-border e-commerce sellers with solutions for delicacy operations and business and financial data integration, making cross-border e-commerce easier;

●	“Linkage Holding” are to Linkage Holding (Hong Kong) Limited, a Hong Kong corporation, which is wholly owned by Linkage Cayman;

●	“Linkage Network” or “WFOE” are to Linkage (Fujian) Network Technology Limited (传丞（福建）网络科技有限公司), a limited liability company organized under the laws of China, which is wholly owned by Linkage Holding;

●	“mainland China” or “Mainland China” are to the People’s Republic of China, excluding the special administrative regions of Hong Kong and Macau, and Taiwan;

●	“Merchants” are to Customers and other cross-border e-commerce sellers and suppliers;

●	“Operating Entities” are to EXTEND, Linkage Electronic, HQT NETWORK, Chuancheng Digital, and Chuancheng Internet, collectively;

●	“Ordinary Shares” are to Class A Ordinary Shares and Class B Ordinary Shares;

●	“Renminbi” or “RMB” are to the legal currency of China;

●	“SEC” means the United States Securities and Exchange Commission;

●	“Shares” or “shares” refers to any share in the capital of the Company, including the Ordinary Shares;

●	“SKUs” are to stock keeping units;

●	“smart products” and “smart electronics” are to the combination of computer, communication and consumer electronics;

●	“SMEs” are to small and medium enterprises; and

●	“$,” “USD,” “US$” or “U.S. dollars” are to the legal currency of the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Unless otherwise stated, as used in this prospectus, the terms “we,” “us,” “our,” “Linkage Cayman,” “Linkage,” “our Company,” and the “Company” refer to Linkage Global Inc, a Cayman Islands exempted company, and when describing Linkage Cayman’s consolidated financial information for the fiscal years ended September 30, 2025, 2024 and 2023, also includes Linkage Cayman’s subsidiaries; “Linkage Holding” refers to Linkage Holding (Hong Kong) Limited, a Hong Kong corporation, which is wholly owned by Linkage Cayman; “Linkage Electronic” refers to Linkage Electronic Commerce Limited, a Hong Kong corporation and wholly owned subsidiary of Linkage Holding; “HQT NETWORK” refers to HQT NETWORK CO., LIMITED, a Hong Kong corporation and wholly owned subsidiary of Linkage Holding; “EXTEND” refers to EXTEND CO., LTD, a Japanese corporation, which is wholly owned by Linkage Cayman; “Linkage Network” refers to Linkage (Fujian) Network Technology Limited (传丞（福建）网络科技有限公司), a limited liability company organized under the laws of the People’s Republic of China (the “PRC” or “China”), which is wholly owned by Linkage Holding; “Chuancheng Digital” refers to Fujian Chuancheng Digital Technology Limited (福建传丞数字科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Linkage Network; “Chuancheng Internet” refers to Fujian Chuancheng Internet Technology Limited (福建传丞互联网科技有限公司, formerly known as 福建海狮跨境教育科技有限公司 and 福建传丞跨境教育科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Chuancheng Digital; “Linkage Global U.S.” refers to Linkage Global U.S. Inc., which is wholly owned by Linkage Cayman; the “Operating Entities” refers, collectively, to Linkage Electronic, HQT NETWORK, EXTEND, Chuancheng Digital, and Chuancheng Internet; the “Hong Kong subsidiaries” refers to Linkage Holding, Linkage Electronic and HQT NETWORK, collectively; the “PRC subsidiaries” refers to Linkage Network, Chuancheng Digital, and Chuancheng Internet, collectively; and “the Group” or “our Group” refers to Linkage Cayman, its Japanese subsidiary, the Hong Kong subsidiaries, the PRC subsidiaries, and Linkage Global U.S., collectively.

Overview

Linkage Cayman is a holding company incorporated in the Cayman Islands as an exempted company with no operations of our own. Linkage Cayman conducts its operations through its Operating Entities in Japan, Hong Kong, United States, and mainland China. The Class A Ordinary Shares are shares of the Cayman Islands holding company instead of shares of the Operating Entities in Japan, Hong Kong, United States, and mainland China. Holders of our Class A Ordinary Shares do not directly own any equity interests in our subsidiaries, including the equity interests in our principal subsidiaries based in Japan, Hong Kong, United States, and mainland China, but instead own shares of a Cayman Islands holding company. As a cross-border e-commerce integrated services provider headquartered in Japan, through the Operating Entities, we have developed a comprehensive service system comprised of two lines of business complementary to each other, including (i) cross-border sales and (ii) integrated e-commerce services. All of our revenue is derived from these two lines of business. We also hold digital assets consisting solely of UZX Tokens as treasury assets, which are not part of our cross-border sales or integrated e-commerce services businesses and from which we derive no revenue. See “—Recent Developments” and “Risk Factors—Risks Relating to Our Business and Industry.”

Cross-border Sales

Cross-border sales operations were initially launched in 2011 in Japan through our subsidiary, EXTEND. Products are sourced from Japanese and Chinese manufacturers and brands, together with our private label smart products, and are included as the Operating Entities’ internal “recommended” or “strictly selected” product collections for Customers to select and purchase. Since our inception, the Operating Entities have selected approximately 10,000 suppliers and 100,000 featured products. Customers are mainly comprised of sellers on various e-commerce platforms, such as Amazon, Lazada, Shopee, Wish, Coupang, Yahoo, WOWMA, Rakuten, Tmall, Taobao, JD, and TikTok, and independent website operators. The Operating Entities use a multi-channel marketing strategy. Online, the Operating Entities approach Customers through (i) advertising promotion on their own official websites (www.jp-extend.com and www.whale.xin), major e-commerce platforms, social media, search engines and independent websites, (ii) sending email marketing to potential customers, (iii) and referrals from existing Customers. Offline, the Operating Entities approach Customers mainly through attending exhibitions. See “- Business Model - Marketing” in the 2025 Annual Report. The Customers place orders directly with the Operating Entities through email. Following receipt of orders, the Operating Entities either place orders with suppliers who ship the products directly to the Customers, or deliver the orders from their own warehouses in Japan to the Customers via third-party delivery companies. For the fiscal years ended September 30, 2025, 2024, and 2023, revenue derived from cross-border sales was $1.22 million, $6.48 million, and $10.59 million, accounting for approximately 24.01%, 62.95%, and 83.14% of our total revenue for the respective periods. For the six months ended March 31, 2026 and 2025, revenue derived from cross-border sales was $8,278 and $800,751, accounting for approximately 0.32% and 22.87% of our total revenue for the respective periods.

A majority of the Operating Entities’ cross-border sales operations have historically been conducted in Japan, and since 2011, the Operating Entities have been expanding their operations to Hong Kong and mainland China markets. Cross-border sales operation is the foundation of the comprehensive service system the Operating Entities are building. Over the years of experience the Operating Entities have encountered with e-commerce sellers in cross-border sales operation, they identified a large gap between the demands for placing advertisements, the limited resources and channels to advertise, especially on social media platforms, and have identified the significant growth potential in China’s rapidly developing e-commerce market. Therefore, in 2016, HQT NETWORK was established in Hong Kong, for the provision of digital marketing services (in April 2025 HQT NETWORK ceased its operations and is currently dormant); and in 2021, we established Chuancheng Digital and Chuancheng Internet in China, offering cross-border sales and integrated e-commerce training services, respectively.

For fiscal year ended September 30, 2023, among our revenues derived from cross-border sales operations, 84.88%, 11.06%, and 4.06% were derived from Japan, mainland China and Hong Kong, respectively. For the fiscal year ended September 30, 2024, among our revenues derived from cross-border sales operations, 63.33%, 36.67%, and nil were derived from Japan, mainland China and Hong Kong, respectively. For the fiscal year ended September 30, 2025, among our revenues derived from cross-border sales operations, 49.97%, 50.03%, and nil were derived from Japan, mainland China and Hong Kong, respectively. For the six months ended March 31, 2025, among our revenues derived from cross-border sales operations, 46.10%, 53.90%, and nil were derived from Japan, mainland China and Hong Kong, respectively. For the six months ended March 31, 2026, among our revenues derived from cross-border sales operations, 7.2%, 92.8%, and nil were derived from Japan, mainland China and Hong Kong, respectively.

Integrated E-commerce Services

Fully managed e-commerce operation services

We have been providing fully managed e-commerce operation services to sellers on Japanese cross-border e-commerce platforms since April 2024. Usually, our clients have their own factories and products, and they open online stores on Japanese e-commerce platforms and then entrust the daily management and marketing of the stores to us for handling throughout full operational cycle. The services mainly include:

●	Online shop setup: 1) store page design and decoration, 2) payment settings, and 3) products listing;

●	Online shop promotion: design marketing plans and product combinations to attract customers; and

●	Customer service: post-sales customer service.

Clients are only responsible for the delivery of goods. We charge a service commission based on GMV (Gross Merchandise Volume) of the online shop. Therefore, such revenues are reported on a net basis. For the fiscal years ended September 30, 2025 and 2024, our revenue from fully managed e-commerce operation services was $3.72 million and $3.28 million, respectively, accounting for approximately 72.88% and 31.88% of our total revenue for the respective periods. For the six months ended March 31, 2026 and 2025, our revenue from fully managed e-commerce operation services was $1.86 million and $2.59 million, respectively, accounting for approximately 71.18% and 74.00% of our total revenue for the respective periods.

E-commerce Operation Training and Software Support Services

To diversify our revenue sources, in 2021, the Operating Entities started offering services including e-commerce operation training and software support services. The recorded e-commerce operation training courses teach Customers skills and information needed to successfully operate and grow their online shops. The Operating Entities also offer proprietary software tools that facilitate Customers with their day-to-day e-commerce operations, including product shelving, supply chain management, and operational management. In addition, the Operating Entities started running TikTok anchors agent services in 2024, which include streamer management and live-streaming event planning. For the fiscal years ended September 30, 2025, 2024, and 2023, our revenue from e-commerce operation training, software support and TikTok anchors agent services was $81,692, $220,560, and $619,039, accounting for approximately 1.60%, 2.14%, and 4.86% of our total revenue for the respective periods. For the six months ended March 31, 2026 and 2025, our revenue from e-commerce operation training, software support and TikTok anchors agent services was $26,459 and $32,981, accounting for approximately 1.01% and 0.94% of our total revenue for the respective periods.

Recent Developments

Acquisition and Holding of the UZX Tokens

On March 30, 2026, we entered into a Digital Asset Purchase and Sale Agreement with UZX DAO Foundation, an exempted entity incorporated under the laws of the Cayman Islands, and certain holders of units of the UZX Token, pursuant to which we acquired 30,000,000 units of the UZX Token in consideration for the issuance of 30,000,000 Class A Ordinary Shares. The transaction was consummated on April 8, 2026. We paid no cash consideration and applied no cash resources to the acquisition. The Digital Asset Purchase and Sale Agreement was furnished as Exhibit 10.1 to our report of foreign private issuer on Form 6-K furnished on April 1, 2026, which is incorporated by reference into the registration statement of which this prospectus forms a part. As of October 2, 2026, we held 30,000,000 UZX Tokens, all of which were staked, with a carrying value of $69,600,000.00, representing approximately 76% of our total assets as of that date. The UZX Tokens are the only digital assets we hold. The lock-up, staking, custody, liquidity, trading and regulatory considerations applicable to the UZX Tokens are described below and under “Risk Factors—Risks Relating to Our Business and Industry.”

We hold the UZX Tokens as treasury assets, separate from our primary e-commerce operations. We do not hold or process digital assets on behalf of our customers or merchants, do not accept digital assets as payment for our products or services, and have no present intention to do so or otherwise to incorporate the UZX Tokens or any other digital asset into our cross-border e-commerce business model. The governance rights attaching to the UZX Tokens are also not exercised in connection with our operating business.

Lock-Up, Staking and Monetization

The UZX Tokens and the Class A Ordinary Shares issued as consideration are subject to a lock-up for an initial period of twelve months from March 30, 2026, which is extended for additional periods of twelve months each unless we and UZX DAO Foundation agree to remove the lock-up restrictions. Accordingly, the lock-up may continue indefinitely and we may be unable to transfer or monetize the UZX Tokens. The lock-up also restricts the creation of any pledge or other encumbrance over the UZX Tokens during any active lock-up period. In addition, all of the UZX Tokens are required to be staked for a period of twelve months following the closing date in accordance with the then-current staking protocol applicable to the UZX Token, with rewards accruing at an annualized rate of 5% during the initial staking period and at an annualized rate of 6.25% during each additional staking period. Staking rewards accrue in additional UZX Tokens, which are subject to the same lock-up and staking restrictions and are not exchanged for cash, and the staking arrangement therefore increases, rather than realizes, our holding. We do not have any policy regarding the monetization of our digital assets, given our current focus on accumulating and holding such assets, and we do not hedge, and do not intend to hedge, our exposure to the UZX Token, as no established derivative, futures or other hedging instrument is currently available in respect of the UZX Token. As of the date of this prospectus, we have not received any staking rewards. In addition, the lock-up and mandatory staking arrangements described above would restrict our ability to deliver or pledge the UZX Tokens in connection with any hedging transaction. See “Risk Factors—Risks Relating to Our Business and Industry—The lock-up and staking arrangements applicable to our UZX Tokens may limit our liquidity and restrict our ability to access capital in a timely manner.”

Ticker Symbol Change and Status of Previously Announced Initiatives

In our press release dated May 15, 2026, we announced a change of our ticker symbol from “LGCB” to “UZX” and stated that the change formed part of a proposed fundamental evolution in our business model, and that we and UZX DAO Foundation planned to further the partnership by integrating UZX DAO Foundation’s artificial intelligence technology and digital asset ecosystem into our existing cross-border e-commerce platform infrastructure. At the time of the acquisition of the UZX Tokens, we contemplated developing our own e-commerce platform on which user points and consumption points earned by users would be converted into utility tokens issued using UZX DAO Foundation’s technology, and participating in the tokenization of equity securities then being explored by the UZX exchange. Following a subsequent adjustment of our business strategy, we did not proceed with any of these initiatives. None of them has been implemented in any respect, no definitive agreement has been entered into in respect of any of them, and all of them have been suspended, with no timetable for resumption. Accordingly, the change of our ticker symbol has not been accompanied by any change in our business model, and our business continues to consist of cross-border sales and integrated e-commerce services. We can give no assurance that any of these initiatives will be resumed or implemented.

Effect on Our Primary Business Operations

We do not expect our holding of the UZX Tokens to have a material impact on our primary business operations or growth strategies. Our operations continue to consist of cross-border sales and integrated e-commerce services conducted through our Operating Entities in Japan, Hong Kong, the United States and mainland China, and all of our revenue continues to be derived from those businesses. We have no employees dedicated to digital asset activities, and we have derived no revenue from the UZX Tokens. The UZX Tokens are not used in the delivery of our services, and we have not committed any capital resources to digital asset activities beyond the UZX Tokens already held. We have not adopted any written policy, guideline or internal parameter governing the acquisition, holding or disposition of digital assets. In the absence of a written policy, any acquisition, holding or disposition of digital assets requires the prior approval of our board of directors, and no officer has delegated authority to acquire, transfer or dispose of digital assets or to establish any allocation to digital assets. We intend to adopt a formal written policy governing the approval, custody, valuation, monitoring and disposition of digital asset holdings, and expect to do so within one month following the date of this prospectus. We have not established any target allocation to digital assets, have no present intention to acquire additional UZX Tokens or any other digital asset, and have not identified any other digital asset that we plan to hold or acquire. Notwithstanding the foregoing, the UZX Tokens represent a significant proportion of our total assets, and the risks associated with holding them are described under “Risk Factors—Risks Relating to Our Business and Industry.”

Share Consolidation

On September 8, 2026, our shareholders approved a consolidation of our then authorized, issued and outstanding Class A ordinary shares of par value US$0.0025 each and Class B ordinary shares of par value US$0.0025 each at a ratio of 23-for-one (the “Share Consolidation”). The Share Consolidation became effective on September 18, 2026. We effected the Share Consolidation in order to seek to regain compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) and to maintain the listing of our Class A Ordinary Shares on the Nasdaq Capital Market.

As a result of the Share Consolidation, every 23 authorized, issued and outstanding Class A ordinary shares with a par value of $0.0025 per share were consolidated into one Class A Ordinary Share with a par value of $0.0575 per share, and every 23 authorized, issued and outstanding Class B Ordinary Shares with a par value of $0.0025 per share were consolidated into one Class B Ordinary Share with a par value of $0.0575 per share. As a result of the Share Consolidation, our authorized share capital was amended from US$2,525,000 divided into 998,000,000 Class A ordinary shares with a par value of US$0.0025 each and 12,000,000 Class B Ordinary Shares with a par value of US$0.0025 each to US$2,525,000 divided into 43,391,304.3478261 Class A ordinary shares with par value of US$0.0575 and 521,739.130434783 Class B Ordinary Shares with a par value of US$0.0575. No fractional Ordinary Shares were issued in connection with the Share Consolidation. If the Share Consolidation otherwise would have resulted in a shareholder being entitled to receive a fractional Ordinary Share, the total number of Ordinary Shares to be received by such shareholder was rounded up to the next whole Ordinary Share. Immediately following the Share Consolidation, we adopted an amended and restated memorandum and articles of association to reflect the Share Consolidation.

Our Class A Ordinary Shares began trading on the Nasdaq Capital Market on a post-Share Consolidation basis at the opening of trading on September 21, 2026 under the existing ticker symbol “UZX” and a new CUSIP number, G5500B136. As of the date of this prospectus, 3,247,841 Class A Ordinary Shares and 304,349 Class B Ordinary Shares were issued and outstanding.

Except as otherwise indicated, all references to numbers of Class A Ordinary Shares, Class B Ordinary Shares and Ordinary Shares, and all related per-share data, included in this prospectus have been adjusted to give effect to the Share Consolidation. The Share Consolidation did not, by itself, result in our regaining compliance with the Minimum Bid Price Requirement, and there can be no assurance that we will regain or maintain compliance with the Minimum Bid Price Requirement or any other applicable Nasdaq continued listing requirement. See “Risk Factors—Risks Related to the Resale of the Shares and Ownership of Our Class A Ordinary Shares—We have been notified by Nasdaq of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our Class A Ordinary Shares could be delisted from the Nasdaq Capital Market.”

Corporate Information

Our principal executive offices of our operating subsidiaries are located at 2-23-3 Minami-Ikebukuro, Toshima-ku, Tokyo, Japan. Our telephone number at this address is +03-5927-9261. Our registered office in the Cayman Islands is located at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can also find information on our website at www.linkagecc.com. The information contained on our website is not a part of this prospectus.

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis;”

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements, we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our directors and executive officers are not subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the rules of Nasdaq for domestic U.S. issuers and were not required to be compliant with all Nasdaq rules as of the date of our initial listing on Nasdaq as would domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer.

Controlled Company

One of our Directors, Mr. Zhihua Wu, owns voting power of 92.28% of our issued and outstanding Ordinary Shares. Mr. Zhihua Wu, as our controlling shareholder, has the ability to determine any matter required to be passed by an ordinary resolution, which will be adopted when approved by a simple majority of votes cast by the shareholders of the Company. Our controlling shareholder will have the ability to at least significantly influence, or in certain cases, control the outcome of a matter required to be passed by a special resolution, which will be adopted when approved by not less than two-thirds of votes cast by the shareholders of the Company.

As a result, we are deemed a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including the requirements that:

●	a majority of our board of directors consist of independent directors;

●	our director nominees be selected or recommended solely by independent directors; and

●	we have a nominating committee and a remuneration committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described below and under the heading “Item 3. Key Information—D. Risk Factors” in the 2025 Annual Report, which is incorporated in this prospectus by reference, together with any other information appearing or incorporated by reference in this prospectus and in any accompanying prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which our management is unaware or deems immaterial. Our business, financial condition, or results of operations could be materially and adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

Our historical performance may not be sustainable or indicative of our future growth and financial results. We cannot guarantee that we will grow our businesses.

Our revenues decreased from $12.73 million in the fiscal year ended September 30, 2023 to $10.29 million in the fiscal year ended September 30, 2024 and further decreased to $5.10 million for the year ended September 30, 2025, primarily attributable to the decrease of cross-border sales. Total revenues decreased by approximately $0.88 million, or 25.22%, from approximately $3.50 million for the six months ended March 31, 2025 to approximately $2.62 million for the six months ended March 31, 2026, primarily attributable to the decrease of cross-border sales. Our revenues may further decline for a number of possible reasons, some of which are beyond our control, including decreasing consumer spending, increasing competition, declining growth of our overall market or industry, the emergence of alternative business models and changes in rules, regulations, government policies or general economic conditions. Our revenues could be negatively affected by inflationary pressure and changes in the global economic conditions. It is difficult to evaluate our prospects, as we may not have sufficient experience in addressing the risks to which companies operating in rapidly evolving markets may be exposed. If our growth rate declines, our business, financial condition and results of operations may be materially and adversely affected.

The value of the UZX Tokens we hold is volatile, and a decline in the value of the UZX Token would adversely affect our financial condition and results of operations.

As of October 2, 2026, we held 30,000,000 UZX Tokens with a carrying value of $69,600,000.00, representing approximately 76% of our total assets. The trading price of the UZX Token ranged from $1.55 to $3.02 based on historical market data obtained from Binance during the twelve months ended August 31, 2026. Because the UZX Tokens represent a significant proportion of our total assets, a decline in the value of the UZX Token would reduce the carrying value of our digital asset holdings and could adversely affect our financial condition and results of operations, and the lock-up and staking arrangements described under “Risk Factors— Risks Relating to Our Business and Industry—The lock-up and staking arrangements applicable to our UZX Tokens may limit our liquidity and restrict our ability to access capital in a timely manner” may prevent us from disposing of UZX Tokens in response to any such decline.

We may be classified as a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our Class A Ordinary Shares.

In general, we will be treated as a passive foreign investment company (“PFIC”) for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this prospectus captioned “Certain Material U.S. Federal Income Tax Considerations — U.S Holders”) of our Class A Ordinary Shares, the U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

Based on the current and expected composition of our assets and income, we believe that we may be classified as a PFIC for the current taxable year. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Our PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any other taxable year. Moreover, if we determine that we are a PFIC for any taxable year, upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information.

We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules in light of their individual circumstances. For a more detailed discussion of the tax consequences of PFIC classification to U.S. Holders, see the section of this prospectus captioned “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Rules.”

The lock-up and staking arrangements applicable to our UZX Tokens may limit our liquidity and restrict our ability to access capital in a timely manner.

All of our UZX Tokens are required to be staked, and both the UZX Tokens and the Class A Ordinary Shares issued as consideration are subject to a lock-up for an initial period of twelve months from March 30, 2026 that is extended for additional periods of twelve months each unless we and UZX DAO Foundation agree to remove the lock-up restrictions. The lock-up may therefore continue indefinitely. Staked tokens generally cannot be transferred, traded or otherwise used during the staking period, and staking exposes us to the risk of failure of the applicable protocol, of an inability to withdraw the staked UZX Tokens and of non-payment of accrued rewards. Because staking rewards accrue in additional UZX Tokens that are subject to the same lock-up and staking restrictions, the rewards increase our exposure to the UZX Token rather than generating cash. See “Prospectus Summary—Recent Developments—Lock-Up, Staking and Monetization.”

Our digital asset holdings do not provide liquidity for our operations and may adversely affect our ability to obtain financing.

Our UZX Tokens cannot be applied to fund our operating requirements while the lock-up and staking arrangements remain in effect. Our UZX Tokens are subject to the lock-up described above and are required to be staked. The lock-up expressly restricts the creation of a pledge or other encumbrance over the UZX Tokens during the applicable lock-up period. As of the date of this prospectus, we have not pledged, charged or otherwise encumbered any of our UZX Tokens, and we are not permitted to do so without the prior written consent of the holders of a majority of the Class A Ordinary Shares issued as consideration that remain subject to the lock-up, to the extent such pledge or encumbrance would prevent compliance with the staking requirements or any active lock-up period. Even where permitted, lenders may be unwilling to accept as collateral a digital asset that is subject to an indefinite lock-up and a continuing staking obligation and that has limited trading liquidity, and any financing available may be on materially less favorable terms. Accordingly, our UZX Tokens do not improve our liquidity position, and we may be unable to obtain financing collateralized by our UZX Tokens.

The UZX Token has limited liquidity, and we may be unable to exchange our UZX Tokens for fiat currency when we wish to do so, or at all.

The UZX Token is primarily traded on the UZX exchange, a cryptocurrency exchange operated by UZX Clear White Technologies. The UZX exchange is registered in Indonesia and holds money services business (MSB) registrations in the United States with FinCEN and in Canada with FINTRAC. The Company is not aware of the UZX Token being listed on any major regulated centralized exchange other than the UZX exchange. During the twelve months ended August 31, 2026, the average daily trading volume of the UZX Token was approximately $18.4 million (or approximately 8.8 million UZX Tokens), based on historical market data provided by Binance. Total trading volume during such period was approximately $6.65 billion. Trading volumes were highest in October and November 2025 (averaging approximately $31.1 million and $29.3 million per day, respectively) and generally declined thereafter, averaging approximately $12.8 million per day in the three months ended August 31, 2026. To convert UZX Tokens to fiat currency, we would first convert UZX Tokens to USDT on the UZX exchange and, if needed, convert USDT into fiat currency through Coinbase. The applicable exchange accounts may be subject to account, identity-verification and withdrawal limits that could delay or prevent a conversion; the Company has not identified any specific limits applicable to it as of the date of this prospectus.

Our holding represents approximately 6% of the total supply of the UZX Token, which is 500,000,000 tokens authorized to be issued, and approximately 341% of the average daily trading volume of the UZX Token, based on the average daily volume of approximately 8.8 million UZX Tokens described above. Because our holding represents a significant proportion of the total supply and average daily trading volume of the UZX Token, any disposal by us could depress the trading price of the UZX Token, and we may be unable to realize the carrying value of our holding, particularly if we were required to dispose of UZX Tokens within a limited period.

A disruption in the crypto asset markets, or the failure or insolvency of a counterparty, custodian or trading venue, could adversely affect the value of, or our access to, our digital assets.

The crypto asset markets have experienced periods of significant disruption, including the failure and insolvency of trading venues, custodians and lenders. Such a disruption could adversely affect the value of the UZX Token directly, or indirectly through its effect on the counterparties and infrastructure on which we depend, including the UZX exchange and any person responsible for the custody or staking of our UZX Tokens. Because the UZX Token trades on a limited number of venues and all of our UZX Tokens are staked, a disruption affecting those venues or the applicable staking protocol could also prevent us from accessing or transferring our UZX Tokens.

We self-custody our UZX Tokens and maintain no insurance in respect of them, and the loss, theft or compromise of our digital assets or private keys would be irreversible.

During the staking period, we hold the UZX Tokens in a wallet controlled by us and stake them through the staking protocol applicable to the UZX Token. We do not use a third-party custodian, maintain a segregated custodial account or maintain insurance in respect of our UZX Tokens, and we therefore bear the entire risk of their loss, theft or compromise. Access to the wallet and associated private keys is limited to personnel authorized by us and we rely on our internal controls to safeguard them. Digital assets are not insured by any government-backed deposit protection scheme, and the loss, theft or compromise of our UZX Tokens or the associated private keys would generally be irreversible. Because the UZX Tokens represent a significant proportion of our total assets, any such loss could have a material adverse effect on our financial condition.

Competition from other digital assets and the level of adoption of the UZX Token may adversely affect its value.

The value of the UZX Token depends in part on the continued operation, reputation and user base of the UZX exchange and on the level of adoption of the UZX Token. Competing digital assets and trading platforms may reduce demand for the UZX Token. Based on limited publicly available information, as of October 2, 2026 the UZX Token had approximately 208,320 unique holder addresses and a total fixed supply of 500,000,000 tokens. The Company is not aware of reliable publicly available information showing a sustained increase or decrease in adoption or trading activity. The Company considers the UZX Token and the UZX exchange to face competition from well-established digital asset trading platforms, including Binance, Coinbase, OKX, HTX, Bybit, KuCoin, Gate.io, Kraken, Crypto.com, Uniswap and dYdX, many of which have larger user bases, higher trading volumes, stronger brand recognition and greater financial and operational resources. The sources of this information are Polygonscan and the Company’s general knowledge of the digital asset industry and publicly available information from the respective platforms and data providers.

The UZX Token may be subject to market abuse, manipulation and wash trading, and the concentration of UZX Token ownership may enable a small number of holders to influence its price or the operation of the underlying network.

Trading in digital assets is generally subject to less regulation and oversight than trading in listed securities. The UZX Token may be subject to front-running, wash trading and other manipulative practices, and to internal control failures at the venues on which it trades, and reported trading prices and volumes, including those presented in this prospectus, may not reflect genuine trading activity. In addition, based on data from Polygonscan as of August 31, 2026, the top five holder addresses held approximately 73.9% of the UZX Token’s total fixed supply. The Company holds approximately 6% of the total supply. The identities of the top five holders have not been publicly disclosed, and the Company is not aware of their identities or of any holder or group of holders that has exercised significant influence over the UZX Token or the underlying network. Holder addresses may not correspond to distinct beneficial owners, and the concentration of holdings could nevertheless enable a small number of holders to influence the price or operation of the UZX Token. Because our holding represents a significant proportion of the total supply of the UZX Token, the carrying value of our holding and any amount we could realize on a disposal may be affected by such practices or by the actions of other significant holders.

Third parties may have limited experience with companies holding digital assets as treasury assets, which may increase our costs and affect our ability to obtain services on acceptable terms.

Auditors, insurers, banks, custodians and other service providers may have limited experience with companies that hold digital assets as treasury assets. This may result in increased costs, including the cost of directors’ and officers’ liability insurance, or an inability to obtain such services or coverage on acceptable terms or at all.

Regulatory change reclassifying the UZX Token as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended, and could adversely affect the market price of the UZX Token and the market price of our Class A Ordinary Shares.

Under Sections 3(a)(1)(A) and (C) of the Investment Company Act of 1940, as amended (the “1940 Act”), a company generally will be deemed to be an “investment company” if (1) it is, or holds itself out as being, engaged primarily in the business of investing, reinvesting or trading in securities, or (2) it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an investment company as defined in the 1940 Act. We are engaged primarily in the cross-border sales and integrated e-commerce services businesses described in this prospectus, all of our revenue is derived from those businesses, and we hold the UZX Tokens as treasury assets rather than for trading. Neither the SEC nor its staff has stated a view as to whether the UZX Token is or is not a “security” for purposes of the U.S. federal securities laws. If the UZX Token were determined to constitute a security, our UZX Tokens could be treated as investment securities for purposes of the 40% test. As of October 2, 2026, our UZX Tokens represented approximately 76% of our total assets. As a foreign private issuer organized in the Cayman Islands, we would in those circumstances be prohibited by Section 7(d) of the 1940 Act from publicly offering our securities in the United States absent an order of the SEC, which could materially and adversely affect our ability to access the U.S. capital markets and the market price of our Class A Ordinary Shares. We would in those circumstances take steps to reduce the proportion of our assets that constitute investment securities, which may include disposing of UZX Tokens at unattractive prices, although the lock-up and staking arrangements described above may prevent us from doing so, and the limited trading liquidity of the UZX Token may prevent us from disposing of UZX Tokens within the period required.

Risks Related to the Resale of the Shares and Ownership of Our Class A Ordinary Shares

The Selling Shareholders may choose to sell the Resale Shares at prices below the current market price.

The Selling Shareholders are not restricted as to the prices at which he may sell or otherwise dispose of the Resale Shares covered by this prospectus. Sales or other dispositions of the Resale Shares below the then-current market prices could adversely affect the market price of our Class A Ordinary Shares.

A large number of our Class A Ordinary Shares may be sold in the market following this offering and upon the SEC declaring this registration statement on Form F-3 effective, which may significantly depress the market price of our Class A Ordinary Shares.

The Resale Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act upon the SEC declaring this registration statement on Form F-3 effective. As a result, a substantial number of our Class A Ordinary Shares may be sold in the public market following this offering and upon the SEC declaring this registration statement effective.

If there are significantly more our Class A Ordinary Shares offered for sale than buyers are willing to purchase, then the market price of our Class A Ordinary Shares may decline to a market price at which buyers are willing to purchase the offered our Class A Ordinary Shares and sellers remain willing to sell our Class A Ordinary Shares. Sales of a substantial number of our Class A Ordinary Shares in the public market following the completion of this offering, or the perception that such sales might occur, could depress the market price of our Class A Ordinary Shares and could impair our ability to raise capital through the sale of our additional equity securities.

Neither we nor the Selling Shareholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus and the registration statement of which this prospectus forms a part, including the documents incorporated by reference herein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Shareholders have authorized any other party to provide you with information concerning us or this offering of the Resale Shares, and recipients should not rely on such information.

We have been notified by Nasdaq of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our Class A Ordinary Shares could be delisted from the Nasdaq Capital Market.

Our Class A Ordinary Shares is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum shareholders’ equity, minimum share price, and certain corporate governance requirements.

On June 3, 2026, we received a written notification from Nasdaq notifying us that we were not in compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market, as set forth under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”), because the closing bid price of our shares of Class A Ordinary Shares was below $1.00 per share for the previous thirty (30) consecutive business days. We were granted 180 calendar days, or until November 30, 2026, to regain compliance with the Minimum Bid Price Requirement. In the event we do not regain compliance with the Minimum Bid Price Requirement by November 30, 2026, we may be eligible for an additional 180-calendar day grace period. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other listing standards for Nasdaq, with the exception of the Minimum Bid Price Requirement, and will need to provide written notice to Nasdaq of our intent to regain compliance with such requirement during such second compliance period. If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted, Nasdaq will provide notice that our Class A Ordinary Shares will be subject to delisting from Nasdaq. At that time, we may appeal Nasdaq’s determination to a hearings panel.

On September 18, 2026, we effected a 23-for-one Share Consolidation in order to seek to regain compliance with the Minimum Bid Price Requirement. Our Class A Ordinary Shares began trading on the Nasdaq Capital Market on a post-Share Consolidation basis on September 21, 2026. Under Nasdaq Listing Rule 5550(a)(2), compliance generally requires the closing bid price of our Class A Ordinary Shares to be at least $1.00 per share for a minimum of ten consecutive business days, although Nasdaq may require a longer compliance period. As of the date of this prospectus, Nasdaq has not notified us that we have regained compliance with the Minimum Bid Price Requirement. There can be no assurance that we will be able to regain or maintain compliance with the Minimum Bid Price Requirement or any other Nasdaq listing standards, that Nasdaq will grant the Company any extension of time to regain compliance with the Minimum Bid Price Requirement or any other Nasdaq listing requirements, or that any such appeal to the Nasdaq hearings panel will be successful, as applicable. If we are unable to maintain compliance with these Nasdaq requirements, our Class A Ordinary Shares will be delisted from Nasdaq.

In the event that our Class A Ordinary Shares is delisted from Nasdaq, as a result of our failure to comply with the Minimum Bid Price Requirement, or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, and is not eligible for listing on another exchange, trading in the shares of our Class A Ordinary Shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Class A Ordinary Shares, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Class A Ordinary Shares to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

THE OFFERING

Class A Ordinary Shares offered by us	None

Class A Ordinary Shares offered by the Selling Shareholders	Up to 217,392 Class A Ordinary Shares

Ordinary Shares outstanding before this offering	3,247,841 Class A Ordinary Shares and 304,349 Class B Ordinary Shares

Ordinary Shares outstanding after this offering *	3,247,841 Class A Ordinary Shares and 304,349 Class B Ordinary Shares

Use of proceeds	We are not selling any Resale Shares under this prospectus and will not receive any proceeds from the sale of the Resale Shares. We are paying, however, all of the fees and expenses in connection with the registration of the Resale Shares.

Risk factors	Your investment in Resale Shares involves substantial risks. You should consider the “Risk Factors” included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our filings with the SEC.

Nasdaq symbol	“UZX”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed, and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in the cross-border e-commerce industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

All of the shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their accounts. We will not receive any of the proceeds from these sales.

The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated under the laws of the Cayman Islands and our affairs are governed by our amended and restated memorandum and articles of association, as amended and restated from time to time, and Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.

Our authorized share capital is $2,525,000 divided into 43,391,304.3478261 Class A ordinary shares with a par value of $0.0575 each and 521,739.130434783 Class B ordinary shares with a par value of $0.0575 each. As of the date of this prospectus, 3,247,841 Class A Ordinary Shares and 304,349 Class B Ordinary Shares are issued and outstanding. The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that became effective on November 12, 2025.

Ordinary Shares

General

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote on their ordinary shares. We may not issue securities to bearer.

Our authorized share capital is $2,525,000 divided into 43,391,304.3478261 Class A ordinary shares with a par value of $0.0575 each and 521,739.130434783 Class B ordinary shares with a par value of $0.0575 each. Subject to the provisions of the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”) and the amended and restated articles of association of the Company (the “Articles”) regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to ordinary shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares and may accept any application in whole or in part, for any reason or for no reason.

On October 11, 2024, at the annual general meeting, to implement a dual class structure, our shareholders approved (i) an ordinary resolution that the Company’s authorized share capital be amended from US$50,000 divided into 200,000,000 Shares of a par value of US$0.00025 each to US$50,000 divided into 195,000,000 Class A ordinary shares of par value US$0.00025 each and 5,000,000 Class B ordinary shares of par value US$0.00025 each, and (ii) a special resolution to amend and restate the Company’s then-effective amended and restated memorandum and articles of association to reflect the revised authorized share capital of the Company and the terms of the Class A ordinary shares and Class B ordinary shares.

On January 27, 2025, at an extraordinary general meeting of holders of Class A ordinary shares, the holders of Class A ordinary shares of the Company approved, as a special resolution, that the variation of the rights attaching to Class A ordinary shares of par value US$0.00025 each resulting from the number of votes holders of Class B ordinary shares of par value US$0.00025 each are entitled to cast on a poll being increased from 20 votes to 100 votes for each Class B Ordinary Share they hold is approved. On the same date, at an extraordinary general meeting of shareholders, our shareholders approved, among other things, as an ordinary resolution, that the authorized share capital of the Company be immediately increased from US$50,000 divided into 195,000,000 Class A ordinary shares with a par value of US$0.00025 each and 5,000,000 Class B ordinary shares of par value US$0.00025 each to US$2,500,000 divided into 9,980,000,000 Class A ordinary shares with a par value of US$0.00025 each and 2,000,000 Class B ordinary shares with a par value of US$0.00025 each.

On March 10, 2025, at an annual general meeting of the Company, our shareholders, among other things, passed an ordinary resolution (conditional upon the approval of our board of directors of the Company in its sole discretion, with effect as of the date the board may determine) approving that the authorized, issued, and outstanding shares of the Company be consolidated by consolidating each 100 shares of the Company, or such lesser whole share amount as the board of directors may determine in its sole discretion, such amount not to be less than 2, into 1 share of the Company, with such consolidated shares having the same rights and being subject to the same restrictions (save as to nominal value) as the existing shares of such class as set out in the Company’s memorandum and articles of association. On March 21, 2025, our board of directors passed a resolution to effect share consolidation and as a result on April 1, 2025, the Company effected share consolidation on a 10 for 1 ratio, resulting in an authorized share capital of $2,500,000 divided into 998,000,000 Class A Ordinary Shares of par value US$0.0025 each and 2,000,000 Class B Ordinary Shares of par value US$0.0025 each.

On March 6, 2026, at an extraordinary general meeting of the Company, our shareholders, among other things, passed an ordinary resolution increasing our authorized share capital to US$2,525,000 divided into 998,000,000 Class A ordinary shares with a par value of US$0.0025 each and 12,000,000 Class B Ordinary Shares with a par value of US$0.0025 each.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights and privileges except for voting and conversion rights. In respect of all matters subject to vote by way of poll at general meetings of the Company, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 100 votes per one Class B Ordinary Share. Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder. Each one (1) Class B Ordinary Share is convertible into one (1) Class A Ordinary Share. Class A Ordinary Shares are not convertible into shares of any other class.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Transhare Corporation.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions attached to any Class A Ordinary Shares and Class B Ordinary Shares, except as may otherwise be required by law, in respect of all matters subject to vote by way of poll at general meetings of the Company, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 100 votes per one Class B Ordinary Share. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce the share capital of the Company in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the Articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given to the shareholder holding the relevant share or to the person entitled to it in consequence of the death or bankruptcy of that shareholder) (as prescribed by the Articles) and, within 14 days of the date on which the notice is deemed to be given under the Articles, such notice has not been complied with.

Unclaimed Dividends

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any capital call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is our director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares in accordance with the Articles, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of Class A Ordinary Shares complies with applicable rules of The Nasdaq Stock Market LLC, a shareholder may transfer Class A Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

(a)	where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of a Class A Ordinary Share until the name of the transferee is entered into our register of members.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may, but are not required to, also decline to register any transfer of such Ordinary Share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Ordinary Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the Ordinary Shares transferred are fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 calendar days in any year.

Inspection of Books and Records

Holders of our Class A Ordinary Shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records.

Liquidation Rights

If we are wound up, the shareholders may, subject to the Articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and/or

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, and, a statement of the shares held by each member, which:

●	distinguishes each share by its number (so long as the share has a number);

●	confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

●	confirms the number and category of shares held by each member; and

●	confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of an offering by us, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of the UK. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation and Bylaws	Memorandum and Articles of Association

Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.	As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated articles of association, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Limitations on Personal Liability of Directors	Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.	The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of Officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime.

Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our amended and restated articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own fraud, willful default or willful neglect.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Interested Directors	Under Delaware law, a transaction in which a director who has an interest in such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.	Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in certain circumstances, to court approval), change of name, authorization of a plan of merger or consolidation or voluntary winding up of the company.

The Cayman Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

The Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions.

Voting for Directors	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	Director election is governed by the terms of the memorandum and articles of association.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	There are no prohibitions in relation to cumulative voting under the Cayman Companies Act but our amended and restated articles of association do not provide for cumulative voting.

Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

Nomination and Removal of Directors and Filling Vacancies on Board	Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.	Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.

Mergers and Similar Arrangements	Under Delaware law, with certain exceptions, a merger, consolidation, or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and by a majority of the outstanding voting power of the shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain mergers are entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value (as determined by the Delaware Court of Chancery) of the shares held by such shareholder in lieu of the consideration such shareholder would otherwise receive in the transaction.	The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property, and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, among other things, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with, among other documents, a declaration as to the solvency of the consolidated or surviving company, a declaration of the assets and liabilities of each constituent company, and (unless the surviving or consolidated company is to be a non-Cayman Islands company) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders if a copy of the plan of merger is given to every member of each subsidiary company to be merged unless the member agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, providing the dissenting shareholder complies strictly with the procedures set out in the Cayman Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Cayman Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement. Any such arrangement must be approved by (a) a majority in number of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, and who must, in addition, represent seventy-five percent in value of the creditors or each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose and (b) seventy-five percent in value of the shareholders of each class of shareholders, as the case may be, with whom the arrangement is to be made that are present and voting either in person or by proxy at a meeting, convened for that purpose, as applicable. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)       the court’s directions and the statutory provisions as to the required majority vote have been met;

(b)       the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)       the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)       the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

The Cayman Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of not less than 90% in value of the shares for which the offer has been made, the offeror may, within a two-month period after the approval by the said holders, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Delaware law also provides that a parent entity, by resolution of its board of directors, may merge with any subsidiary corporation, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights unless the subsidiary is wholly owned.

Shareholder Suits	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law.	In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

	In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action but such discretion is rarely used. Generally, Delaware follows the American rule under which each party bears its own costs.	●	a company acts or proposes to act illegally or ultra vires;
		●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

		●	those who control the company are perpetrating a “fraud on the minority.

Inspection of Corporate Records	Under Delaware law, shareholders of a corporation, upon written demand under oath stating the purpose thereof, have the right during normal business hours to inspect for any proper purpose, and to make copies and extracts of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (other than copies of our memorandum and articles of association, register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Pursuant to our articles of association, shareholders will not have any right to inspect any account or book or document of the Company except as conferred by Companies Act or as authorized by our directors or by ordinary resolution of our shareholders.

Shareholder Proposals	Under Delaware law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the corporation’s governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the corporation’s governing documents, but shareholders may be precluded from calling special meetings.	The Cayman Companies Act does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s memorandum and articles of association.

Approval of Corporate Matters by Written Consent	Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders unless otherwise provided in the corporation’s certificate of incorporation. A corporation must send prompt notice of the taking of the corporate action approved by shareholders without a meeting by less than unanimous written consent to those shareholders who have not consented in writing and who would have otherwise been entitled to notice of the meeting at which such action would have been taken.	The Cayman Companies Act allows a special resolution to be passed in writing if signed by all the shareholders entitled to vote on the matter (if authorized by the memorandum and articles of association).

Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	The Cayman Companies Act does not have provisions governing the proceedings of shareholders meetings which are usually provided in the memorandum and articles of association.

SELLING SHAREHOLDERS

The Resale Shares being offered by the Selling Shareholders are those previously issued to the Selling Shareholders pursuant to that certain securities purchase agreement dated as of June 5, 2026. We are registering Resale Shares in order to permit the Selling Shareholders to offer the Resale Shares for resale from time to time.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of Class A Ordinary Shares held by the Selling Shareholders. The second column lists the total number of Class A Ordinary Share beneficially owned by the Selling Shareholders based on its ownership of the Class A Ordinary Shares as of October 2, 2026. The third column lists the Class A Ordinary Shares being offered by this prospectus by the Selling Shareholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to Class A Ordinary Shares. Generally, a person “beneficially owns” our Class A Ordinary Shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the Selling Shareholders.

Unless otherwise indicated in the footnotes to this table, we believe that the Selling Shareholders have sole voting and investment power with respect to the Resale Shares indicated as beneficially owned. Shares issuable pursuant to the exercise of equity options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding Class A Ordinary Shares beneficially owned by such person but are not deemed outstanding for computing the percentage of outstanding Class A Ordinary Shares beneficially owned by any other person.

To our knowledge, except for the ownership of the Company’s securities, neither the Selling Shareholders nor his affiliates have held any position or office or had any other material relationship with us or our affiliates within the past three years.

This prospectus covers the resale of 217,392 Class A Ordinary Shares.

Name of Selling Shareholders	Number of Class A Ordinary Shares Beneficially Owned Before the Offering	Maximum Number of Class A Ordinary Shares To Be Sold Pursuant to this Prospectus	Number of Shares of Class A Ordinary Shares Owned After the Offering	Percentage of Class A Ordinary Shares Owned After the Offering
Zhiqiang Li	144,928	144,928	0	0%
SunlightX International Holding Limited	72,464	72,464	0	0%

PLAN OF DISTRIBUTION

We are registering the Resale Shares to permit resale by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Resale Shares. We will bear all fees and expenses incident to our obligation to register the Resale Shares.

The Selling Shareholders may sell all or a portion of the Resale Shares held by him and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Resale Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Resale Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions other than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date this registration statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell the Resale Shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus.

In addition, the Selling Shareholders may transfer the Resale Shares by other means not described in this prospectus. If the Selling Shareholders effect such transactions by selling the Resale Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Resale Shares for whom it may act as an agent or to whom it may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

In connection with sales of the Resale Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Resale Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell the Resale Shares short and deliver the Resale Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge the Resale Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Resale Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the Resale Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

Under the securities laws of some states of the United States, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that the Selling Shareholders will sell any or all of the Resale Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Class A Ordinary Shares by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the Resale Shares. All of the foregoing may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares.

We will pay all expenses of the registration of the Resale Shares, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Shareholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Resale Shares will be freely tradable in the hands of persons other than our affiliates.

Certain Material U.S. Federal Income Tax Considerations

The following is a discussion of certain material U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined below) relating to the ownership and disposition of our Class A Ordinary Shares. This section does not address any aspect of U.S. federal gift or estate tax, or the state, local or non-U.S. tax consequences of an investment in our Class A Ordinary Shares, nor does it provide any actual representations as to any tax consequences of the acquisition, ownership or disposition of our Class A Ordinary Shares.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our Class A Ordinary Shares that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our Class A Ordinary Shares is not described as a U.S. Holder and is not an entity treated as a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” Certain material U.S. federal income tax considerations to Non-U.S. Holders of the acquisition ownership and disposition of our Class A Ordinary Shares are described below under the heading “Non-U.S. Holders.”

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder (whether final, temporary, or proposed), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders who own and hold our Class A Ordinary Shares as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	grantor trusts;

●	subchapter S corporations;

●	personal holding companies;

●	expatriates or former long-term residents of the United States;

●	persons that directly, indirectly, or constructively own 5 percent or more of all classes of our shares (by vote or value);

●	persons that acquired our Class A Ordinary Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	persons that hold our Class A Ordinary Shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	controlled foreign corporations; or

●	passive foreign investment companies.

This discussion does not address the 3.8% Medicare contribution tax or any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our Class A Ordinary Shares. Additionally, this discussion does not consider the tax treatment of partnerships (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes, or persons who hold our Class A Ordinary Shares through such partnerships. If such a partnership is the beneficial owner of our Class A Ordinary Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distributions made (or deemed made) by us on our Class A Ordinary Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our Class A Ordinary Shares will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) of an opinion of counsel as to any U.S. federal income tax considerations described herein. The IRS may disagree with the descriptions herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES. IT DOES NOT PROVIDE ANY ACTUAL REPRESENTATIONS AS TO ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES AND WE HAVE NOT OBTAINED ANY OPINION OF COUNSEL WITH RESPECT TO SUCH TAX CONSEQUENCES. AS A RESULT, EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Distributions Paid on our Class A Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash dividend paid on our Class A Ordinary Shares. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A Ordinary Shares. With respect to non-corporate U.S. Holders, dividends may be subject to the preferential long-term capital gains tax rate applicable to “qualified dividend income” (see “— Taxation on the Disposition of our Class A Ordinary Shares” below) if our Class A Ordinary Shares are readily tradeable on an established Class A Ordinary Shares market in the United States and certain holding period and other requirements are met. U.S. Holders should consult their own tax advisors regarding the availability of the preferential rate for any cash dividends paid with respect to our Class A Ordinary Shares.

Taxation on the Disposition of our Class A Ordinary Shares

Upon a sale or other taxable disposition of our Class A Ordinary Shares, and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income for corporations. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at preferential rates. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Ordinary Shares exceeds one year. The deductibility of capital losses is subject to various limitations. U.S. Holders who recognize losses with respect to a disposition of our Class A Ordinary Shares should consult their own tax advisors regarding the tax treatment of such losses.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year of such foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

As of  October 2, 2026, UZX Tokens represented approximately 76% of our total assets. The U.S. Department of the Treasury and the IRS have not issued definitive guidance on the classification of cryptocurrencies and other digital assets, such as UZX Tokens, or staking rewards derived therefrom for purposes of applying the PFIC asset and income tests. Although the matter is not free from doubt, based on the limited existing authorities and guidance, we believe that UZX Tokens and staking rewards generated from such tokens may be treated as passive assets and passive income, respectively, for PFIC purposes. Accordingly, based on the current and expected composition of our assets and income, we believe that we may be classified as a PFIC for the current taxable year.

The application of the PFIC rules to digital assets and staking activities is subject to significant uncertainty. In particular, there is limited authority addressing whether income derived from staking activities may, in certain circumstances, be treated as arising from the active conduct of a trade or business rather than as passive income. As a result, the determination of our PFIC status involves factual and legal judgments, and no assurance can be provided regarding the proper characterization of our digital assets or staking income for U.S. federal income tax purposes. The IRS could challenge our treatment of UZX Tokens or staking rewards, and any such challenge, if successful, could affect the determination of our PFIC status.

The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Our PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any other taxable year. We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules in light of their individual circumstances.

If we are a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Class A Ordinary Shares and, in the case of our Class A Ordinary Shares, the U.S. Holder did not make a timely qualified election fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) such Class A Ordinary Shares, a QEF election along with a deemed sale (or purging) election, or a “mark-to-market” election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of our Class A Ordinary Shares; and
●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of our Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for our Class A Ordinary Shares).

 Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for our Class A Ordinary Shares;
●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;
●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our Class A Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder generally will be required to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we are treated as a PFIC for that taxable year. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from us. If we determine we are a PFIC for any taxable year, upon written request by a U.S. Holder, we will endeavor to provide such U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable such U.S. Holder to make and maintain a QEF election, but there is no assurance that we will timely provide such required information. There is also no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided. Accordingly, there can be no assurance that a U.S. Holder will have the information necessary to make a QEF election.

If a U.S. Holder has made a QEF election with respect to our Class A Ordinary Shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of our Class A Ordinary Shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF generally are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, a determination we are a PFIC will generally apply for subsequent years to a U.S. Holder who held our Class A Ordinary Shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our Class A Ordinary Shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any of our taxable years that end within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our Class A Ordinary Shares, the PFIC rules discussed above will continue to apply to such shares unless the holder files on a timely filed U.S. federal income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that the U.S. Holder would otherwise recognize if the U.S. Holder had sold our shares for their fair market value on the “qualification date.” The qualification date is the first day of our tax year in which we qualify as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held our shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in our shares by the amount of the gain recognized and will also have a new holding period in the shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) our Class A Ordinary Shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its Class A Ordinary Shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income for each year that we are treated as a PFIC the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of its taxable year over the adjusted basis in its Class A Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Class A Ordinary Shares in a taxable year in which we are treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) its Class A Ordinary Shares and for which we are treated as a PFIC.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our Class A Ordinary Shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders of our shares generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. Upon written request by a U.S. Holder, we will endeavor to cause any lower-tier PFIC to provide such U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. There can be no assurance, however, that we will have timely knowledge of the status of any such lower-tier PFIC. In addition, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide such required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are complex and are affected by various factors in addition to those described above. Our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year. Accordingly, U.S. Holders of our Class A Ordinary Shares should consult their own tax advisors concerning the application of the PFIC rules to our Class A Ordinary Shares under their particular circumstances.

Backup Withholding and Information Reporting

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding under Section 3406 of the Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the information reporting and backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, if any, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

LEGAL MATTERS

The validity of the securities offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier (Cayman) LLP, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by AllBright Law Offices (Fuzhou). Legal matters as to Hong Kong law will be passed upon for us by Bird & Bird. Legal matters as to Japan law will be passed upon for us by City-Yuwa Partners. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers, or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements of Linkage Global Inc as of and for the years ended September 30, 2025 and 2024 have been audited by HTL International, LLC, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and are included and incorporated by reference in this prospectus in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing. The office of HTL International, LLC is located at 12 Greenway Plaza Suite 1100 Houston, TX 77046.

The consolidated financial statements of Linkage Global Inc as of and for the year ended September 30, 2023 have been audited by TPS Thayer LLC, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and are included and incorporated by reference in this prospectus in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing. The office of TPS Thayer LLC is located at 1600 Hwy. 6, Suite 100, Sugar Land, TX 77478.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents:

1.	our annual report on Form 20-F for the fiscal year ended September 30, 2025 filed with the SEC on January 30, 2026;

2.	our reports of foreign private issuer on Form 6-K filed with the SEC on February 13, 2026, February 18, 2026, February 19, 2026, March 12, 2026, March 26, 2026, April 1, 2026, April 9, 2026, April 16, 2026, May 26, 2026, June 30, 2026, July 20, 2026, August 19, 2026, September 9, 2026, and September 24, 2026;

3.	the description of our securities contained in our registration statement on Form 8-A filed with the SEC on December 14, 2023, the description of securities contained in exhibit 4.2 to this prospectus, and any amendment or report filed for the purpose of updating such description;

4.	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

5.	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

Our annual report on Form 20-F for the fiscal year ended September 30, 2025, filed with the SEC January 30, 2026, contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These statements were prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those document unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Linkage Global Inc

2-23-3 Minami-Ikebukuro, Toshima-ku

Tokyo, Japan 171-0022

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements..

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue in the Federal courts of the United States.

Substantially all of our assets are located in Japan, Hong Kong, United States, and mainland China. In addition, all of directors and executive officers are residents of China and a substantial majority of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Linkage Global U.S. Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Cayman Islands

Ogier (Cayman) LLP (“Ogier”), our counsel with respect to the laws of the Cayman Islands, has advised us that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us, judgments of the United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

AllBright, our counsel with respect to PRC law, has advised us that there is uncertainty as to whether the courts of the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) in original actions brought in the PRC, impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

Ogier has further advised us that, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments, the courts of the Cayman Islands may recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without a retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the amount for which the judgment was issued, provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes, a fine, or a penalty, inconsistent with a Cayman Islands judgment on the same matter, impeachable on the grounds of fraud, or obtained in a manner or of a kind that would be contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act, where the liabilities imposed by those provisions are penal in nature or otherwise contrary to Cayman Islands public policy. Ogier has informed us that whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands to be unenforceable, due to it being penal or punitive in nature or otherwise, will be fact specific. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Japan

City-Yuwa Partners (“City-Yuwa”), our Japanese counsel with respect to the laws of Japan, has advised us that there is uncertainty as to whether the courts of Japan would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Japan against us or our directors or officers predicated upon the securities laws of the United States. The Civil Execution Act of Japan and the Code of Civil Procedure require Japanese courts to deny requests for the enforcement of judgments of foreign courts if foreign judgments fail to satisfy the requirements prescribed by the Civil Execution Act and the Code of Civil Procedure, including that: (a) the jurisdiction of the foreign court be recognized under laws, regulations, treaties, or conventions; (b) proper service of process be made on relevant defendants, or relevant defendants be given appropriate protection if such service is not received; (c) the judgment and proceedings of the foreign court must not be repugnant to public policy as applied in Japan; and (d) there exists reciprocity as to the recognition by a court of the relevant foreign jurisdiction of a final judgment of a Japanese court.

No treaties exist between the U.S. and Japan that would generally allow any U.S. judgments to be recognized or enforced in Japan. In addition, reciprocity is judged by a Japanese court on a case-by-case basis as to whether a court of the jurisdiction in question (i.e., a court of the state or country that has rendered the judgment in question) would recognize or enforce a final judgment of the same type or kind rendered by a Japanese court, based on effectively the same process as applied in Japan (i.e., without re-examining the merit of the case, subject to public policy). Japanese courts have admitted reciprocity in relation to judgments rendered by a federal court in Hawaii, and state courts in Washington DC, New York, California, Texas, Nevada, Minnesota, Oregon, and Illinoi, respectively (mainly relating to monetary claims), but there is no guarantee that reciprocity will be admitted with respect to U.S. judgments rendered in any other state or of any kind or type. Therefore, judgments of U.S. courts of civil liabilities predicated solely upon the federal and state securities laws of the United States may not satisfy these requirements.

Hong Kong

As advised by our Hong Kong counsel, Bird & Bird, judgments of U.S. courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the U.S. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

Mainland China

AllBright has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments. AllBright has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime. Our amended and restated memorandum and articles of association provide, to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

To the extent permitted by the Cayman Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer in respect of any matter identified above on condition that the director (including alternate director), secretary or officer must repay the amount paid us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), secretary or that officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit No.	Description
3.1	Amended and Restated Memorandum and Articles of Association of Registrant (incorporated herein by reference to Exhibit 3.1 to Form 6-K filed on September 24, 2026)
4.1*	Specimen Certificate for Class A Ordinary Shares
4.2*	Description of Securities Registered under Section 12 of the Exchange Act
5.1*	Opinion of Ogier (Cayman) LLP as to the legality of the securities being registered
10.1	Form of Digital Asset Purchase and Sale Agreement dated March 30, 2026 between the Registrant and UZX DAO Foundation (incorporated by reference to Exhibit 10.1 to Form 6-K filed on April 1, 2026)
23.1*	Consent of TPS Thayer, LLC, Independent Registered Public Accounting Firm
23.2*	Consent of HTL International, LLC, Independent Registered Public Accounting Firm
23.3*	Consent of Ogier (included in Exhibit 5.1)
23.4**	Consent of AllBright Law Offices (Fuzhou)
23.5**	Consent of Bird & Bird
23.6**	Consent of City-Yuwa Partners
24.1**	Power of Attorney (incorporated by reference to the signature page hereto)
107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.

Item 10 Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on October 2, 2026.

LINKAGE GLOBAL INC

By:	/s/ Hong Chen
Hong Chen
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form F-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hong Chen	Chief Executive Officer and Director	October 2, 2026
Name: Hong Chen	(Principal Executive Officer)

*	Chief Financial Officer	October 2, 2026
Name: Yitao Ji	(Principal Accounting and Financial Officer)

*	Director and Chairman of the Board	October 2, 2026
Name: Zhihua Wu

*	Director	October 2, 2026
Name: Shiming Chen

*	Independent Director	October 2, 2026
Name: Jingjing He

*	Independent Director	October 2, 2026
Name: Tay Sheve Li

* By:	/s/ Hong Chen
Hong Chen
Chief Executive Officer (Principal Executive Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Linkage Global Inc, has signed this registration statement in New York, NY on October 2, 2026.

Linkage Global U.S. Inc.

By:	/s/ Yang (Angela) Wang
Name:	Yang (Angela) Wang
Title:	Authorized Signatory on behalf of Linkage Global U.S. Inc